EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 27, 2012, with respect to the financial statements and supplemental schedule included in the Annual Report of Intertape Polymer Corp. USA Employees’ Stock Ownership and Retirement Savings Plan on Form 11-K for the year ended December 31, 2011.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Intertape Polymer Group Inc. on Form S-8 (File Nos. 333-67732 effective August 16, 2001, 333-97961 effective August 12, 2002, 333-108077 effective August 19, 2003 and 333-114954 effective August 28, 2004).

/s/ GRANT THORNTON LLP

Tampa, Florida
June 27, 2012